Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265032

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Supplement dated November 13, 2023 to the current prospectus for Structured Investment Option

Available under the Investment Edge® 21.0 variable deferred and index-linked annuity contract

This Supplement modifies certain information in the above-referenced Prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company and Equitable Financial Life Insurance Company of America (the “Company”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

For contracts issued on or after the date of this Supplement, and subject to regulatory approval:

The Performance Cap Rate limiting factor will not be used in the Segment Interim Value calculation. This means there will not be a “B” component for the Segment Interim Value formula. See “Performance Cap Rate limiting factor” in “Overview of the Purposes and Impacts of the Calculation” and “Detailed Descriptions of Specific Inputs to the Calculation” both in “Appendix: Segment Interim Value” for more information about the Performance Cap Rate limiting factor.

Please read the Prospectus accordingly.

Please also note the following changes to the Prospectus:

1.	The following hereby amends the corresponding section in “Your account value in the Structured Investment Option”:

For all contracts with issue dates before November 13, 2023 and certain other contracts still subject to a necessary state or other approval (see “Appendix: Segment Interim Value—Performance Cap Rate limiting factor” for a table showing which contracts still use a Performance Cap Rate limiting factor), we then compare the sum of the three components above with a limitation based on the Performance Cap Rate referred to as the Performance Cap Rate limiting factor. For these contracts, the Segment Interim Value is never greater than the Segment Investment multiplied by the portion of the Performance Cap Rate corresponding to the portion of the Segment Duration that has elapsed. A pro rata portion of the Contract Fee is deducted from the lesser of the sum of the three components above or the Segment Investment multiplied by (1 + the Performance Cap Rate limiting factor). For more information, please see Appendix “Segment Interim Value”.

Even if the corresponding Index has experienced positive investment performance since the Segment Start Date, because of the factors we take into account in the calculation above, your Segment Interim Value may be lower than your Segment Investment.

2.	The following hereby amends the corresponding section in “Appendix: Segment Interim Value—Overview of the Purposes and Impacts of the Calculation”:

Fair Value of Hypothetical Derivatives. For Standard Segments we use hypothetical put and call options that are designated for each Segment to estimate the market value, at the time the Segment Interim Value is calculated, of the risk of loss and the possibility of gain at the end of the Segment. This calculation reflects the value of the downside protection that would be provided at maturity by the Segment Buffer as well as the upper limit that would be placed on gains at maturity due to the Performance Cap Rate. For Step Up Segments, we use a hypothetical put and binary call option to estimate the market value, at the time the Segment Interim Value is calculated, of the risk of loss and the possibility of gain at the end of the Segment. This calculation reflects the downside protection that would be provided at maturity by the Segment Buffer as well as the potential upside payout at maturity equal to the Performance Cap Rate. For Dual Direction Segments, we use hypothetical put, call and binary put options to estimate the market value, at the time the Segment Interim Value is calculated, of the risk of loss and the possibility of gain at the end of the Segment. This calculation reflects the value of the downside protection that would be provided at maturity by the Segment Buffer as well as the upper limit that would be placed on gains at maturity due to the Performance Cap Rate. For Dual Step Up Segments, we use hypothetical put and binary call options to estimate the market value, at the time the Segment Interim Value is calculated, of the risk of loss and the possibility of gain at the end of the Segment. This calculation reflects the downside protection that would be provided at maturity by the Segment Buffer as well as the potential payout at

Cat #800097 (11/23)
IE 21 SIO EFLIC/IE 21 SIO EFLOA NB	#579576

maturity equal to the Performance Cap Rate. For Growth Multiplier Segments, we use hypothetical put and call options to estimate the market value, at the time the Segment Interim Value is calculated, of the risk of loss and the possibility of gain at the end of the Segment. When valuing the hypothetical Derivatives as part of the Segment Interim Value calculation, we use inputs that are consistent with market prices that reflect our estimated cost of exiting the hypothetical Derivatives before Segment maturity. See the “Fair Value of Hypothetical Derivatives” in “Detailed Descriptions of Specific Inputs to the Calculation” below. Our fair market value methodology, including the market standard model we use to calculate the fair value of the hypothetical Derivatives for each particular Segment, may result in a fair value that is higher or lower than the fair value other methodologies and models would produce. Our fair value may also be higher or lower than the actual market price of the identical derivatives. As a result, the Segment Interim Value you receive may be higher or lower than what other methodologies and models would produce.

3.	The following hereby amends the corresponding section in “Appendix: Segment Interim Value—Overview of the Purposes and Impacts of the Calculation”:

Performance Cap Rate limiting factor. For contracts issued on or after November 13, 2023, subject to state and other necessary approvals (see the below table showing which contracts still use a Performance Cap Rate limiting factor), the Segment Interim Value calculation will no longer use a Performance Cap Rate limiting factor. For contracts that do use a Performance Cap Rate limiting factor, the Segment Interim Value is never greater than the Segment Investment multiplied by (1 + the Performance Cap Rate limiting factor). Generally, the Performance Cap Rate limiting factor is based on the portion of the Performance Cap Rate corresponding to the portion of the Segment Duration that has elapsed. This limitation is imposed to discourage owners from withdrawing from a Segment before the Segment Maturity Date where there may have been significant increases in the relevant Index early in the Segment Duration. Although the Performance Cap Rate limiting factor prorates the upside potential on amounts withdrawn early, there is no similar adjustment to pro-rate the downside protection. This means, if you surrender or cancel your contract, die or make a withdrawal from a Segment before the Segment Maturity Date, the Segment Buffer will not necessarily apply to the extent it would on the Segment Maturity Date, and any upside performance will be limited to a percentage lower than the Performance Cap Rate.

Jurisdiction	Contracts with issue dates on or after this date will not use a Performance Cap Rate limiting factor in the Segment Interim Value calculation

Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Washington DC, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Mississippi, Nevada, New Hampshire, New Mexico, North Dakota, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming	November 13, 2023

4.	The following hereby amends the corresponding section in “Appendix: Segment Interim Value—Detailed Descriptions of Specific Inputs to the Calculation—(A)(2) Fair Value of Hypothetical Derivatives”:

We determine the fair value of each of the applicable designated hypothetical options for a Standard Segment, Step Up Segment, Dual Direction Segment, Dual Step Up Segment or Growth Multiplier Segment using a market standard model for valuing a European option on the Index, assuming a continuous dividend yield or net convenience value, with inputs that are consistent with market prices that reflect our estimated cost of exiting the hypothetical Derivatives prior to Segment maturity (e.g., our estimated ask price). If we did not take into account the estimated exit price, your Segment Interim Value would be greater. In addition, the estimated fair value price used in the Segment Interim Value calculation may vary higher or lower from other estimated prices and from what the actual selling price of identical derivatives would be at any time during each Segment. If our estimated fair value price is lower than the price under other fair market estimates or for actual transactions, then your Segment Interim Value will be less than if we used those other prices when calculating your Segment Interim Value. Any variance between our estimated fair value price and other estimated or actual prices may be different from Segment Type to Segment Type and may also change from day to day. Each hypothetical option has a notional value on the Segment Start Date equal to the Segment Investment on that date. The notional value is the price of the underlying Index at the inception of the contract. In the event that a number of options, or a fractional number of options, are being valued, the notional value would be the number of hypothetical options multiplied by the price of the Index at inception.

5.	The following hereby amends the corresponding sections in “Appendix: Segment Interim Value—Detailed Descriptions of Specific Inputs to the Calculation”:

(B) Performance Cap Rate limiting factor. As discussed above, not all contracts use a Performance Cap Rate limiting factor. For those that do, the Performance Cap Rate limiting factor is generally equal to the pro rata portion of the Performance Cap Rate as described herein. In setting the Performance Cap Rate, we assume that you are going to hold the Segment for the entire Segment Duration. If you hold a Segment until its Segment Maturity Date, the Segment Return will be calculated subject to the Performance Cap Rate. For Standard, Step Up, and Dual Direction Segments, prior to the Segment Maturity Date, your Segment Interim Value will be limited by the portion of the Performance Cap Rate corresponding to the portion of the Segment Duration that has elapsed. For example, if the Performance Cap Rate for a one-year Standard Segment is 10%, then at the end of 146 days, the Pro Rata Share of the Performance Cap Rate would be 4%, because 10% x 146/365 = 4%; as a result, the Segment Interim Value at the end of the 146 days could not exceed 104% of the Segment Investment.

Examples: Segment Interim Value — Standard Segments (Contract Fee of 1.25%)

Item	1-Year Segment	1-Year Segment
SegmentDuration (in months)	12	12
ValuationDate (Months since Segment Start Date)	3	9
SegmentInvestment	$1,000	$1,000
SegmentBuffer	-10%	-10%
PerformanceCap Rate	20%	20%
Timeto Maturity (in months)	9	3

Assuming the change in the Index Values is -40% (for example from 100.00 to 60.00)
FairValue of Hypothetical Fixed Instrument	$957.92	$985.77
FairValue of Hypothetical Derivatives	-$274.27	-$292.13
CapCalculation Factor	$15.00	$5.00
Sumof Above	$698.65	$698.64
SegmentInterim Value	$698.65	$698.64

Assuming the change in the Index Values is -10% (for example from 100.00 to 90.00)
FairValue of Hypothetical Fixed Instrument	$957.92	$985.77
FairValue of Hypothetical Derivatives	-$26.10	-$27.04
CapCalculation Factor	$15.00	$5.00
Sumof Above	$946.82	$963.73
SegmentInterim Value	$946.82	$963.73

Assuming the change in the Index Values is 10% (for example from 100.00 to 110.00)
FairValue of Hypothetical Fixed Instrument	$957.92	$985.77
FairValue of Hypothetical Derivatives	$84.62	$97.39
CapCalculation Factor	$15.00	$5.00
Sumof Above	$1,057.53	$1,088.17
SegmentInterim Value	$1,057.53	$1,088.17

Assuming the change in the Index Values is 40% (for example from 100.00 to 140.00)
FairValue of Hypothetical Fixed Instrument	$957.92	$985.77
FairValue of Hypothetical Derivatives	$166.62	$189.63
CapCalculation Factor	$15.00	$5.00
Sumof Above	$1,139.53	$1,180.41
SegmentInterim Value	$1,139.53	$1,180.41

The input values to the market standard model that have been utilized to generate the hypothetical examples above are as follows:

(1)	Implied volatilities: 23.7%.
(2)	Investment Rate: 5.90%.
(3)	Swap rate: 5.4%.
(4)	Index dividend yield is 1.46% annually.

Examples: Effect of Withdrawals on Segment Interim Value — Standard Segments (Contract Fee of 1.25%)

Item	1-Year Segment	1-Year Segment
SegmentDuration (in months)	12	12
ValuationDate (Months since Segment Start Date)	3	9
SegmentInvestment	$1,000	$1,000
SegmentBuffer	-10%	-10%
PerformanceCap Rate	20%	20%
Timeto Maturity (in months)	9	3
AmountWithdrawn[1]	$100	$100

Assuming the change in the Index Values is -40% (for example from 100.00 to 60.00)
SegmentInterim Value[2]	$698.65	$698.64
PercentWithdrawn[3]	14.31%	14.31%
NewSegment Investment[4]	$856.87	$856.87
NewSegment Interim Value[5]	$598.65	$598.64

Assuming the change in the Index Values is -10% (for example from 100.00 to 90.00)
SegmentInterim Value[2]	$946.82	$985.77
PercentWithdrawn[3]	10.56%	10.14%
NewSegment Investment[4]	$894.38	$898.56
NewSegment Interim Value[5]	$846.82	$885.77

Assuming the change in the Index Values is 10% (for example from 100.00 to 110.00)
SegmentInterim Value[2]	$1,057.53	$1,088.17
PercentWithdrawn[3]	9.46%	9.19%
NewSegment Investment[4]	$905.44	$908.10
NewSegment Interim Value[5]	$957.53	$988.17

Assuming the change in the Index Values is 40% (for example from 100.00 to 140.00)
SegmentInterim Value[2]	$1,139.53	$1,180.41
PercentWithdrawn[3]	8.78%	8.47%
NewSegment Investment[4]	$912.24	$915.28
NewSegment Interim Value[5]	$1,039.53	$1,080.41

(1)	Amount withdrawn is net of applicable withdrawal charge.
(2)	Segment Interim Value immediately before withdrawal.
(3)	Percent Withdrawn is equal to Amount Withdrawn divided by Segment Interim Value.
(4)	New Segment Investment is equal to the original Segment Investment ($1,000) multiplied by (1 – Percent Withdrawn).
(5)

New Segment Interim Value is equal to the calculated Segment Interim Value based on the new Segment Investment. It will also be equal to the Segment Interim Value multiplied by (1 – Percent Withdrawn).

Example: Segment Interim Value — Step Up Segments (Contract fee of 1.25%)

Item	1-Year Segment	1-Year Segment
SegmentDuration (in months)	12	12
ValuationDate (months since Segment Start Date)	3	9
SegmentInvestment	$1,000	$1,000
SegmentBuffer	-10%	-10%
PerformanceCap Rate	11%	11%
Timeto Maturity (in months)	9	3

Assuming the change in the Index Value is 10% (for example from 100.00 to 110.00)
FairValue of Hypothetical Fixed Instrument	$956.71	$985.36
FairValue of Hypothetical Derivatives	$71.52	$90.01
CapCalculation Factor	$15.00	$5.00
Sumof above	$1,043.24	$1,080.37
SegmentInterim Value	$1,043.24	$1,080.37

Item	1-Year Segment	1-Year Segment

Assuming the change in the Index Value is -10% (for example from 100.00 to 90.00)
FairValue of Hypothetical Fixed Instrument	$956.71	$985.36
FairValue of Hypothetical Derivatives	-$15.10	-$13.70
CapCalculation Factor	$15.00	$5.00
Sumof above	$956.61	$976.65
SegmentInterim Value	$956.61	$976.65

The input values to the market standard model that have been utilized to generate the hypothetical examples above are as follows:

(1)	Implied volatility of 21.3% is assumed.
(2)	Investment rate: 5.9%.
(3)	Swap rate: 5.4%.
(4)	Skewness of -21% is assumed.
(5)	Index dividend yield is 1.46% annually.

Examples: Effect of Withdrawals on Segment Interim Value — Step Up Segments (Contract fee of 1.25%)

Item	1-Year Segment	1-Year Segment
SegmentDuration (in months)	12	12
ValuationDate (Months since Segment Start Date)	3	9
SegmentInvestment	$1,000	$1,000
SegmentBuffer	-10%	-10%
PerformanceCap Rate	11%	11%
Timeto Maturity (in months)	9	3
AmountWithdrawn[1]	$100	$100

Assuming the change in the Index Value is 10% (for example from 100.00 to 110.00)
SegmentInterim Value[2]	$1,043.24	$1,080.37
PercentWithdrawn[3]	9.59%	9.26%
NewSegment Investment[4]	$904.14	$907.44
NewSegment Interim Value[5]	$943.24	$980.37

Assuming the change in the Index Value is -10% (for example from 100.00 to 90.00)
SegmentInterim Value[2]	$956.61	$976.65
PercentWithdrawn[3]	10.45%	10.24%
NewSegment Investment[4]	$895.46	$897.61
NewSegment Interim Value[5]	$856.61	$876.65

(1)	Amount withdrawn is net of applicable withdrawal charge.
(2)	Segment Interim Value immediately before withdrawal.
(3)	Percent Withdrawn is equal to Amount Withdrawn divided by Segment Interim Value.
(4)	New Segment Investment is equal to the original Segment Investment ($1,000) multiplied by (1 – Percent Withdrawn).
(5)

New Segment Interim Value is equal to the calculated Segment Interim Value based on the new Segment Investment. It will also be equal to the Segment Interim Value multiplied by (1 – Percent Withdrawn).

Example: Segment Interim Value – Dual Direction Segments (Contract fee of 1.25%)

Item	1-Year Segment	1-Year Segment
SegmentDuration (in months)	12	12
ValuationDate (months since Segment Start Date)	3	9
SegmentInvestment	$1,000	$1,000
SegmentBuffer	-10%	-10%
PerformanceCap Rate	15%	15%
Timeto Maturity (in months)	9	3

Assuming the change in the Index Value is 40% (for example from 100.00 to 140.00)
FairValue of Hypothetical Fixed Instrument	$957.92	$985.77
FairValue of Hypothetical Derivatives	$131.35	$145.00
CapCalculation Factor	$15.00	$5.00
Sumof above	$1,104.27	$1,135.77
SegmentInterim Value	$1,104.27	$1,135.77

Item	1-Year Segment	1-Year Segment

Assuming the change in the Index Value is -5% (for example from 100.00 to 95.00)
FairValue of Hypothetical Fixed Instrument	$957.92	$985.77
FairValue of Hypothetical Derivatives	$16.65	$25.03
CapCalculation Factor	$15.00	$5.00
Sumof above	$989.57	$1,015.80
SegmentInterim Value	$989.57	$1,015.80

Assuming the change in the Index Value is -15% (for example from 100.00 to 85.00)
FairValue of Hypothetical Fixed Instrument	$957.92	$985.77
FairValue of Hypothetical Derivatives	-$45.64	-$42.42
CapCalculation Factor	$15.00	$5.00
Sumof above	$927.28	$948.35
SegmentInterim Value	$927.28	$948.35

The input values to the market standard model that have been utilized to generate the hypothetical examples above are as follows:

(1)	Implied volatility of 23.0% is assumed.
(2)	Investment rate: 5.90%.
(3)	Swap rate: 5.40%.
(4)	Skewness of -21% is assumed.
(5)	Index dividend yield is 1.46% annually.

Example: Effect of Withdrawals on Segment Interim Value – Dual Direction Segments (Contract fee of 1.25%)

Item	1-Year Segment	1-Year Segment
SegmentDuration (in months)	12	12
ValuationDate (Months since Segment Start Date)	3	9
SegmentInvestment	$1,000	$1,000
SegmentBuffer	-10%	-10%
PerformanceCap Rate	15%	15%
Timeto Maturity (in months)	9	3
AmountWithdrawn[1]	$100	$100

Assuming the change in the Index Value is 40% (for example from 100.00 to 140.00)
SegmentInterim Value[2]	$1,104.27	$1,135.77
PercentWithdrawn[3]	9.06%	8.80%
NewSegment Investment[4]	$909.44	$911.95
NewSegment Interim Value[5]	$1,004.27	$1,035.77

Assuming the change in the Index Value is -5% (for example from 100.00 to 95.00)
SegmentInterim Value[2]	$989.57	$1,015.80
PercentWithdrawn[3]	10.11%	9.84%
NewSegment Investment[4]	$898.95	$901.56
NewSegment Interim Value[5]	$889.57	$915.80

Assuming the change in the Index Value is -15% (for example from 100.00 to 85.00)
SegmentInterim Value[2]	$927.28	$948.35
PercentWithdrawn[3]	10.78%	10.54%
NewSegment Investment[4]	$892.16	$894.55
NewSegment Interim Value[5]	$827.28	$848.35

(1)	Amount withdrawn is net of applicable withdrawal charge.
(2)	Segment Interim Value immediately before withdrawal.
(3)	Percent Withdrawn is equal to Amount Withdrawn divided by Segment Interim Value.
(4)	New Segment Investment is equal to the original Segment Investment ($1,000) multiplied by (1 – Percent Withdrawn).
(5)

New Segment Interim Value is equal to the calculated Segment Interim Value based on the new Segment Investment. It will also be equal to the Segment Interim Value multiplied by (1 – Percent Withdrawn).